THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED DECEMBER 9, 1998 (THE "OFFER TO PURCHASE") AND THE RELATED LETTER OF TRANSMITTAL, AND IS BEING MADE AVAILABLE TO ALL HOLDERS OF SHARES. OFFEROR IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF OFFEROR BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE SHARES PURSUANT THERETO, OFFEROR WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATE STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, OFFEROR CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF OFFEROR BY SG COWEN SECURITIES CORPORATION OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                         NOTICE OF OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING SHARES OF COMMON STOCK
                                          OF
                               VALLEY FORGE CORPORATION

                                          AT

                                 $19.00 NET PER SHARE

                                          BY

                                KCI ACQUISITION CORP.
                         A DIRECT WHOLLY-OWNED SUBSIDIARY OF

                                 KEY COMPONENTS, LLC

     KCI Acquisition Corp., a Delaware corporation ("Offeror") and a direct wholly-owned subsidiary of Key Components, LLC (the "Parent"), a Delaware limited liability company, is offering to purchase all outstanding shares of common stock, par value $.50 per share (the "Shares"), of Valley Forge Corporation (the "Company"), at a price of $19.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 9, 1998 and in the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer").

--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
           TIME, ON FRIDAY, JANUARY 15, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 90% OF THE OUTSTANDING SHARES (THE "MINIMUM CONDITION") AND (ii) THE COMMITMENT LETTER FROM SG COWEN SECURITIES CORPORATION AND SOCIETE GENERALE, DATED DECEMBER 2, 1998, NOT HAVING BEEN TERMINATED AND THE CONDITIONS TO BORROWING THEREUNDER HAVING BEEN SATISFIED OR WAIVED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE.

     The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 2, 1998 (the "Merger Agreement"), by and among the Offeror, the Parent and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, as amended (the "Delaware GCL"), the Offeror will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a direct wholly-owned subsidiary of the Parent. At the effective time of the Merger, each Share (other than Shares held by the Parent, the Offeror, or their respective affiliates, or in the treasury of the Company, which shall be canceled, and Shares held by any stockholders who have properly exercised appraisal rights under Delaware law), will be converted into the right to receive the Offer Price, without interest thereon, upon surrender of the certificates formerly representing such Shares.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In connection with the Merger Agreement, the Offeror has entered into six Stockholder Agreements, each dated as of December 2, 1998, with certain stockholders (each, a "Stockholder" and collectively, the "Stockholders") beneficially owning an aggregate of 2,186,161 Shares representing approximately 53% of the outstanding Shares (the "Stockholders' Shares"), pursuant to which the Stockholders have, among other things, agreed to tender into the Offer all of the Stockholders' Shares and not withdraw any of the Stockholders' Shares prior to the expiration of the Offer or termination of the Merger Agreement. In addition, each Stockholder has agreed to appoint the Offeror or any nominee of the Offeror as such Stockholder's proxy to vote such Stockholder's Shares at a special meeting of the stockholders of the Company on all matters in connection with the consummation of the transactions contemplated by the Merger Agreement, including a long-form merger.

     THE TENDER BY THE STOCKHOLDERS OF THE STOCKHOLDERS' SHARES ALONE WILL NOT SATISFY THE MINIMUM CONDITION. In the event all the conditions to the Offer are met but the Minimum Condition is not satisfied, the Parent, Offeror and the Company are required to proceed with a long-form merger at the same price per Share as the Offer Price. The Stockholders' Shares are sufficient to approve a long-form merger at a special meeting of the Stockholders of the Company, if called.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives written notice to SunTrust Bank, Atlanta (the "Depositary") of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offeror exercises its right to extend the Offer.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3--"Procedure for Tendering Shares" of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or in the case of a book-entry transfer, an Agent's Message (as defined in Section 2--"Acceptance for Payment and Payment for Shares" of the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

     Offeror may, subject to the terms of the Merger Agreement, as described in
Section 1-"Terms of the Offer" of the Offer to Purchase and applicable withdrawal rights, elect to extend the Offer, by giving oral or written notice of such extensions to the Depositary. Any extension of the period during which the Offer is open, delay in acceptance for payment or termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-l(d) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of tendering stockholders to withdraw their Shares.

     Tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after February 6, 1999. For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders, if different from the name of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 3-"Procedure for Tendering Shares" of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3--"Procedure for Tendering Shares," of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and whose determination will be final and binding on all parties. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii), promulgated under the Exchange Act , is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Offeror its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, Letter of Transmittal and other related materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Offeror's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                       THE INFORMATION AGENT FOR THE OFFER IS:

                                D.F. KING & CO., INC.
                                   77 Water Street
                               New York, New York 10005
                    Banks and Brokers call collect (212) 269-5500
                            CALL TOLL FREE (800) 848-3094

                         THE DEALER MANAGER FOR THE OFFER IS:

                                      SG COWEN
                             1221 Avenue of the Americas
                              New York, New York  10020
                                    (212) 278-5741
                           Call Toll Free (877) 227-9431




















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